Exhibit 10.8

EXECUTION VERSION

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is entered into as of August 3, 2018, by and between Michael Osanloo (“Executive”) and PHD Group Holdings LLC (the “Company”).

WHEREAS, the Company desires to employ Executive, and Executive desires to be employed by the Company, on the terms set forth in this Agreement; and

WHEREAS, the Company and Executive intend for this Agreement to become effective on October 1, 2018 (the “Effective Date”).

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Employment Term. The Company hereby agrees to employ Executive, and Executive hereby agrees to accept employment with the Company, upon the terms and conditions contained in this Agreement. Executive’s employment with the Company pursuant to this Agreement shall commence on the Effective Date and shall continue until the third anniversary of the Effective Date (the “Initial Term”); provided, that the term of this Agreement shall automatically be extended for one (1) additional year commencing on the third anniversary of the Effective Date and on each anniversary thereafter (each, a “Renewal Term”) unless, not less than thirty (30) days prior to the commencement of any such Renewal Term, either party shall have given written notice to the other that it does not wish to extend this Agreement (a “Non-Renewal Notice”), in which case, Executive’s employment under this Agreement shall terminate upon the close of business on the last day of the Initial Term or the then-current Renewal Term, as applicable. The period during which Executive is employed by the Company pursuant to this Agreement is hereinafter referred to as the “Term.”

2. Employment Duties. Executive shall have the title of President and Chief Executive Officer of the Company and shall have such duties, authorities and responsibilities as are consistent with such position and as the Board of Managers of the Company (the “Board”) may designate from time to time. Executive shall report directly to the Board. Executive shall devote Executive’s full working time and attention and Executive’s best efforts to Executive’s employment and service with the Company and shall perform Executive’s services in a capacity and in a manner consistent with Executive’s position for the Company; provided, that this Section 2 shall not be interpreted as prohibiting Executive from (i) managing Executive’s personal investments (so long as such investment activities are of a passive nature), or (ii) engaging in charitable or civic activities, in each case of (i) and (ii), so long as such activities do not, individually or in the aggregate, (a) materially interfere with the performance of Executive’s duties and responsibilities hereunder, (b) create a fiduciary conflict, or (c) result in a violation of Section 17 of this Agreement. Executive shall serve as an executive officer and member of the Board. If requested, Executive shall also serve as an executive officer and/or board member of the board of directors (or similar governing body) of any entity that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, the Company (an “Affiliate”) without any additional compensation.

3. Base Salary. During the Term, the Company shall pay Executive a base salary at an annual rate of $750,000, payable in accordance with the Company’s normal payroll practices for employees as in effect from time to time. Executive’s base salary shall be subject to review by the Board from time to time and may be increased by the Board in its sole discretion. Executive’s annual base salary, as in effect from time to time, is hereinafter referred to as the “Base Salary.”

4. Annual Bonus. With respect to each fiscal year during the Term, Executive shall be eligible to earn an annual cash bonus award (the “Annual Bonus”), with a target Annual Bonus of 100% of the actual amount of Base Salary paid during such fiscal year, up to a maximum of 150% of such Base Salary, based upon the achievement of annual performance targets relating to the fiscal year of the Company established by the Board, in consultation with Executive, within ninety (90) days of the beginning of each such fiscal year (or within sixty (60) days following the Effective Date for the fiscal year 2018. The Annual Bonus, if any, for each fiscal year during the Term shall be paid to Executive as soon as reasonably practicable after the certification of the financial statements for the performance period to which such Annual Bonus relates, but no later than the end of the calendar year after the fiscal year to which the bonus relates, at the same time that other senior executives of the Company receive annual bonus payments; provided, that the Annual Bonus shall be prorated for any partial fiscal years during the Term. For fiscal year 2018, Executive shall be guaranteed an Annual Bonus of a minimum of 100% of Base Salary, pro-rated for the number of days Executive was employed by the Company in fiscal year 2018. Executive shall not be paid any Annual Bonus with respect to a fiscal year unless Executive is employed with the Company on the day such Annual Bonus is paid.

5. Signing Bonus. The Executive shall be entitled to a signing bonus equal to $200,000 (the “Signing Bonus”) payable within thirty (30) days of the Effective Date. If the Executive’s employment is terminated by the Company for Cause or if Executive voluntarily resigns without Good Reason prior to the first anniversary of the Effective Date, the Executive shall repay the entire amount of the Signing Bonus to the Company within five (5) business days after such termination of employment. If Executive’s employment is terminated by the Company for Cause or if Executive voluntarily resigns without Good Reason following the first anniversary of the Effective Date and prior to the second anniversary of the Effective Date, the Executive shall repay an amount equal to 50% of the Signing Bonus to the Company within five (5) business days after such termination of employment.

6. Incentive Equity Awards. The Executive shall be eligible to participate in the Company’s incentive equity plan as determined by the Board, in its sole discretion, subject to the terms and conditions of such plan and any applicable award agreement. As soon as reasonably practicable following the Effective Date, subject to approval by the Board, Executive shall be granted options to acquire 15,000,000 Class A Units of the Company. Fifty percent (50%) of such options shall be subject to time-based vesting over a period of five (5) years and fifty percent (50%) of such options shall be subject to both time- and performance-based vesting. Such options will be granted pursuant to the Company’s standard forms for award agreements attached hereto as Exhibit A.

7. Benefits. During the Term, Executive shall be entitled to participate in any compensation or employee benefit plans or programs and receive all benefits and perquisites for which salaried employees of the Company generally are eligible under any plan or program in place as of the Effective Date or later established by the Company, as in effect from time to time, excluding any severance or bonus plans unless specifically referenced in this Agreement (collectively, “Benefit Plans”), on the same basis as those generally made available to other senior executives of the Company, to the extent consistent with applicable law and the terms of the applicable Benefit Plan. The Company does not promise the adoption or continuance of any particular Benefit Plan and reserves the right to amend or cancel any Benefit Plan at any time in its sole discretion (subject to the terms of such Benefit Plan and applicable law). To the extent the Company is not able to provide the Executive fully funded health and dental insurance, the Company shall pay an amount to Executive equal to the cost of such health and dental insurance that must be paid by the Executive. For the avoidance of doubt, any amounts paid to Executive for such benefits shall not count toward, be substituted in lieu of, or be considered in determining payments or benefits due to the Executive under any other plan, program or agreement of the Company, including the Annual Bonus calculation.

8. Co-investment. On or prior to the Effective Date, Executive shall have the opportunity to purchase Class A Common Units of the Company with a fair market value, as determined by the Board on the date of such investment, up to $1,500,000.

9. Vacation. Executive shall be entitled to twenty (20) days’ paid vacation in accordance with Company policy, as in effect on the Effective Date, which shall accrue and be useable by Executive in accordance with such policy.

10. Expense Reimbursement. The Executive shall be entitled to reimbursement for all reasonable and necessary out-of-pocket business, entertainment and travel expenses incurred by Executive in connection with the performance of the Executive’s duties hereunder in accordance with the Company’s expense reimbursement policies and procedures.

11. Relocation Expenses. The Company shall reimburse Executive for all reasonable and necessary relocation expenses incurred by Executive in connection with his relocation to Illinois within six (6) months of the Effective Date (including, without duplication, moving expenses, the broker’s fee relating to the sale of Executive’s principal residence in the Phoenix, Arizona area, customary closing costs, air fare and travel expenses to/from Executive’s current residence to company headquarter, temporary housing for six (6) months following the Effective Date, car rental, and other reasonable living expenses and incidentals), subject to presentation by Executive of documentation reasonably satisfactory to the Company that the applicable expense has been incurred. To the extent that the reimbursement of any amounts pursuant to this Section 11 is taxable to the Executive, the Executive will be grossed up for income tax at Executive’s marginal income tax rate for such amount. Payment of reimbursements shall be made in calendar year 2019 and any gross up amounts applicable to the reimbursed expenses shall be paid no later than December 31, 2019, but as soon as practicable after the computation thereof.

12. Termination of Employment. The Term and Executive’s employment hereunder may be terminated as follows:

(a) Automatically in the event of the death of Executive;

(b) At the option of the Company, by written notice to Executive or Executive’s personal representative in the event of the Disability of Executive. As used herein, the term “Disability” shall mean a physical or mental incapacity or disability which, despite any reasonable accommodation required by applicable law, has rendered, or is likely to render, Executive unable to perform Executive’s material duties for a period of either (i) 180 days in any twelve-month period or (ii) 90 consecutive days, as determined by a medical physician selected by the Board;

(c) At the option of the Company for Cause, on prior written notice to Executive;

(d) At the option of the Company at any time without Cause by delivering written notice of its determination to terminate to Executive;

(e) At the option of Executive for Good Reason;

(f) At the option of Executive without Good Reason, upon sixty (60) days prior written notice to the Company (which the Company may, in its sole discretion, make effective as a resignation earlier than the termination date provided in such notice), or

(g) Upon the close of business on the last day of the Initial Term or the then-current Renewal Term, as applicable, as a result of a Non-Renewal Notice.

13. Payments by Virtue of Termination of Employment.

(a) Termination by the Company Without Cause, by the Company’s Non-Renewal Notice or by Executive For Good Reason. If Executive’s employment is terminated at any time during the Term by the Company without Cause, by the Company’s Non-Renewal Notice or by Executive for Good Reason, subject to Section 13(d) of this Agreement, Executive shall be entitled to:

(i) (A) within thirty (30) days following such termination, (i) payment of Executive’s accrued and unpaid Base Salary and (ii) reimbursement of expenses under Section 10 of this Agreement, in each case of (i) and (ii), accrued through the date of termination and (B) all other accrued amounts or accrued benefits due to Executive in accordance with the Company’s benefit plans, programs or policies (other than severance);

(ii) an amount equal to Executive’s Base Salary as in effect immediately prior to Executive’s date of termination, which amount shall be payable during the eighteen (18) months commencing on the date of termination (the “Severance Period”) in substantially equal installments in accordance with the Company’s regular payroll practices as in effect from time to time; provided, that the first payment pursuant to this Section 13(a)(ii) shall be made on the next regularly scheduled payroll date following the sixtieth (60th) day after Executive’s termination and shall include payment of any amounts that would otherwise be due prior thereto;

(iii) an amount equal to the pro-rata portion of Executive’s Annual Bonus for the fiscal year of termination based on actual performance for the full fiscal year as if Executive had been continuously employed throughout the entire fiscal year, determined by multiplying the amount of such annual bonus which would be due for the fiscal year by a fraction, the numerator of which is the number of days in such fiscal year through the date of such termination and the denominator of which is 365, payable in a lump-sum on such date as the Company generally pays Annual Bonuses to other senior executives of the Company; and

(iv) subject to Executive’s timely election of continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), the Company shall pay to Executive each month an amount equal to the monthly amount of the COBRA continuation coverage premium under the Company’s group medical plans as in effect from time to time less the amount of Executive’s portion of the premium as if Executive was an active employee under the same terms as provided to senior executive officers of the Company until the earliest of (i) eighteen (18) months after the date of Executive’s termination of employment; (ii) the date Executive is no longer eligible for benefits under COBRA; or (iii) the date Executive obtains other employment that offers medical benefits, provided, that the first payment pursuant to this Section 13(a)(iv) shall be made on the next regularly scheduled payroll date following the sixtieth (60th) day after Executive’s termination and shall include payment of any amounts that would otherwise be due prior thereto.

(b) Termination Due to Death or Disability. If Executive’s employment terminates due to Executive’s death or Disability, Executive or Executive’s legal representatives shall be entitled to receive: (A) within thirty (30) days following such termination, (i) payment of Executive’s accrued and unpaid Base Salary, (ii) payment of Executive’s earned but unpaid Annual Bonus with respect to the calendar year prior to the year of termination, if any, and (iii) reimbursement of expenses under Section 10 of this Agreement, in each case of (i), (ii) and (iii), accrued through the date of termination, (B) all other accrued amounts or accrued benefits due to Executive in accordance with the Company’s benefit plans, programs or policies (other than severance) and (C) an amount equal to the pro-rata portion of Executive’s Annual Bonus for the fiscal year of termination based on actual performance for the full fiscal year as if Executive had been continuously employed throughout the entire fiscal year, determined by multiplying the amount of such annual bonus which would be due for the fiscal year by a fraction, the numerator of which is the number of days in such fiscal year through the date of such termination and the denominator of which is 365, payable in a lump-sum on such date as the Company generally pays Annual Bonuses to other senior executives of the Company.

(c) Termination by the Company for Cause, by Executive without Good Reason or by Executive’s Non-Renewal Notice. If (i) the Company terminates Executive’s employment for Cause during the Term, (ii) Executive terminates his employment without Good Reason during the Term or (iii) Executive’s employment terminates at the expiration of the Term pursuant to a Non-Renewal Notice by Executive, Executive shall be entitled to receive the payments and benefits described under Section 13(a)(i) of this Agreement.

(d) Conditions to Payment. All payments and benefits due to Executive under this Section 13 which are not otherwise required by applicable law shall be payable only if Executive executes and delivers to the Company a general release of claims in a form reasonably satisfactory to the Company and such release is no longer subject to revocation (to the extent applicable), in each case, within sixty (60) days following termination of employment. Failure to timely execute and return such release or the revocation of such release shall be a waiver by

Executive of Executive’s right to severance (which, for the avoidance of doubt, shall not include any amounts described in Section 13(a)(i) of this Agreement). In addition, severance shall be conditioned on Executive’s continued compliance with Section 17 of this Agreement and compliance with any restrictive covenants in any other agreements to which the Executive is a party with the Company or any Affiliates.

(e) No Other Severance. Executive hereby acknowledges and agrees that, other than the severance payments described in this Section 13, upon the effective date of the termination of Executive’s employment, Executive shall not be entitled to any other severance payments or benefits of any kind under any Company benefit plan, severance policy generally available to the Company’s employees or otherwise and all other rights of Executive to compensation under this Agreement shall end as of such date.

14. Definitions. For purposes of this Agreement,

(a) “Cause” shall mean that the Board has determined in its reasonable good faith judgment that any one or more of the following has occurred:

(i) Executive shall have been convicted of, or shall have pleaded guilty or nolo contendere to, any felony or any crime involving dishonesty or moral turpitude;

(ii) Executive shall have committed any fraud, theft, embezzlement, misappropriation of funds, breach of fiduciary duty or act of dishonesty;

(iii) Executive shall have breached, in any material respect, any of the provisions of this Agreement or any other material agreement with the Company or an Affiliate and, if any such breach is capable of cure or remedy, has not cured or remedied such breach within ten (10) days of receipt of notice from the Company advising such Executive of such breach;

(iv) Executive shall have engaged in conduct that (A) is likely to make the Company, its subsidiaries and/or any of their respective Affiliates subject to criminal liabilities, (B) involves a material breach of fiduciary obligation on the part of Executive or (C) could reasonably be expected to have a material adverse effect upon the business, interests or reputation of the Company, its subsidiaries and/or any of their respective Affiliates and, in each case, if any such conduct is capable of cure or remedy, has not cured or remedied such conduct within ten (10) days of receipt of notice from the Company advising such Executive of such conduct;

(v) Executive shall have (A) acted in a grossly negligent manner or otherwise failed to perform his duties to the Company and its subsidiaries, (B) failed or refused to comply with a reasonable written directive of the Board or, where an Executive does not report directly to the Board, the Chief Executive Officer of the Company or such other senior executive of the Company that the Board or Chief Executive Officer may designate from time to time, or (iii) failed or refused to comply with the policies of the Company and its subsidiaries and, in each case, if any such action or failure or refusal to act is capable of cure or remedy, has not cured or remedied such action or failure or refusal to act within ten (10) days of receipt of notice from the Company advising such Executive of such breach; or

(vi) Executive shall have deliberately refused to devote such time and attention to fulfilling his responsibilities to the Company, its subsidiaries and/or any of their respective Affiliates as would be reasonably expected from an executive having similar responsibilities in a comparable company (other than due to Disability or temporary disability which, in the reasonable judgment of the Board, causes Executive to be incapable of devoting such time and energy), and such refusal has continued for thirty (30) days after delivery of written notification by the Board (which notice includes detailed information regarding such alleged refusal and the reasonable steps to be taken to correct such failure) that, in the good faith judgment of the Board, Executive has failed to cure.

(b) “Good Reason” shall mean that any one or more of the following has occurred as a result of an action by the Company and without Executive’s consent:

(i) a material reduction in Executive’s Base Salary other than as part of an across-the-board reduction applicable to all members of management that results in a proportional reduction to Executive equal to that of other members of management;

(ii) a material diminution of Executive’s position or duties; provided, however, that a diminution of position or duties as a result of a sale of part of the business of the Company or its subsidiaries, the acquisition of another business by the Company or its subsidiaries, or organic growth of the business of the Company or its subsidiaries shall not constitute “Good Reason”; or

(iii) relocation of Executive’s principal place of business by more than one-hundred (100) miles.

Notwithstanding the foregoing, none of the circumstances described above may serve as the basis for “Good Reason” unless (x) Executive notifies the Board in writing of any event constituting “Good Reason” within thirty (30) days following the initial existence of such circumstance and (y) the Company or its applicable subsidiary has failed to cure such circumstance within sixty (60) days following such written notice. Failing such cure, a termination of employment by Executive for Good Reason shall be effective on the day following the expiration of such cure period.

15. Return of Company Property. Within ten (10) days following the effective date of Executive’s termination for any reason, Executive or Executive’s personal representative shall, return all property of the Company or any of its Affiliates in Executive’s possession, including, but not limited to, all Company-owned computer equipment (hardware and software), telephones, facsimile machines, tablet computer and other communication devices, credit cards, office keys, security access cards, badges, identification cards and all copies (including drafts) of any documentation or information (however stored) relating to the business of the Company or any of its Affiliates, the Company’s or any of its Affiliates’ customers and clients or their respective prospective customers or clients. Anything to the contrary notwithstanding, Executive shall be entitled to retain (i) personal papers and other materials of a personal nature; (ii) information showing Executive’s compensation or relating to reimbursement of expenses, and (iii) copies of plans, programs and agreements relating to Executive’s employment, or termination thereof, with the Company which he received in Executive’s capacity as a participant; provided, that, in each case of (i)—(iii), such papers or materials do not include Confidential and Proprietary Information (as defined in Section 17(a)).

16. Resignation as Officer or Director. Upon the effective date of any Executive’s termination, Executive shall be deemed to have resigned, to the extent applicable, as an officer of the Company, as a member of the board of directors or similar governing body of the Company or any of its Affiliates, and as a fiduciary of any Company benefit plan. On or immediately following the effective date of any such termination of Executive’s employment, Executive shall confirm the foregoing by submitting to the Company in writing a confirmation of Executive’s resignation(s).

17. Restrictions on Activities of Executive.

(a) Confidential and Proprietary Information. Executive shall not, during the Term or at any time thereafter directly or indirectly, disclose, reveal, divulge or communicate to any person other than authorized officers, directors and employees of the Company or use or otherwise exploit for Executive’s own benefit or for the benefit of anyone other than the Company, any Confidential and Proprietary Information (as defined below). Executive shall not have any obligation to keep confidential any Confidential and Proprietary Information if and to the extent disclosure thereof is specifically required by applicable law, court order or other legal or regulatory process. Upon termination of Executive’s employment, Executive agrees that all Confidential and Proprietary Information, directly or indirectly, in his possession in any form (together with all duplicates thereof) will promptly (and in any event within 10 days following such termination) be returned to the Company and will not be retained by Executive or furnished to any person, either by sample, facsimile film, audio or video cassette, electronic data, verbal communication or any other means of communication. “Confidential and Proprietary Information” means any information with respect to the Company or any of its Affiliates, including methods of operation, customer lists, products, prices, fees, costs, technology, formulas, inventions, trade secrets, know-how, software, marketing methods, plans, personnel, suppliers, competitors, markets or other specialized information or proprietary matters; provided, that, there shall be no obligation hereunder with respect to, information that (i) is generally available to the public on the Effective Date, (ii) becomes generally available to the public other than as a result of a disclosure not otherwise permissible hereunder, or (iii) is required to be disclosed by law, court order or other legal or regulatory process and Executive gives the Company prompt written notice and the opportunity to seek a protective order. This Agreement does not limit or interfere with Executive’s right, without notice to or authorization of the Company, to communicate and cooperate in good faith with any self-regulatory organization or U.S. federal, state, or local governmental or law enforcement branch, agency, commission, or entity (collectively, a “Government Entity”) for the purpose of (i) reporting a possible violation of any U.S. federal, state, or local law or regulation, (ii) participating in any investigation or proceeding that may be conducted or managed by any Government Entity, including by providing documents or other information, or (iii) filing a charge or complaint with a Government Entity, provided that in each case, such communications, participation, and disclosures are consistent with applicable law. Additionally, Executive shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made (i) in confidence to a federal, state, or local government official, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law, or (ii)

in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. If Executive files a lawsuit for retaliation by an employer for reporting a suspected violation of law, Executive may disclose the trade secret to the Executive’s attorney and use the trade secret information in the court proceeding, if Executive files any document containing the trade secret under seal; and does not disclose the trade secret, except pursuant to court order. All disclosures permitted under this Section 17(a) are herein referred to as “Permitted Disclosures.” Notwithstanding the foregoing, under no circumstance will Executive be authorized to disclose any Confidential and Proprietary Information as to which the Company may assert protections from disclosure under the attorney-client privilege or the attorney work product doctrine, without prior written consent of Company’s General Counsel or other authorized officer designated by the Company.

(b) Assignment of Inventions.

(i) Executive agrees that during the Term, any and all inventions, discoveries, innovations, writings, domain names, improvements, trade secrets, designs, drawings, formulas, business processes, secret processes and know-how, whether or not patentable or a copyright or trademark, which Executive may create, conceive, develop or make, either alone or in conjunction with others and related or in any way connected with the Company’s strategic plans, products, processes or apparatus or the business (collectively, “Inventions”), shall be fully and promptly disclosed to the Company and shall be the sole and exclusive property of the Company as against Executive or any of Executive’s assignees. Regardless of the status of Executive’s employment by the Company, Executive and Executive’s heirs, assigns and representatives shall promptly assign to the Company any and all right, title and interest in and to such Inventions made during employment with the Company.

(ii) Whether during or after the Term, Executive further agrees to execute and acknowledge all papers and to do, at the Company’s expense, any and all other things necessary for or incident to the applying for, obtaining and maintaining of such letters patent, copyrights, trademarks or other intellectual property rights, as the case may be, and to execute, on request, all papers necessary to assign and transfer such Inventions, copyrights, patents, patent applications and other intellectual property rights to the Company and its successors and assigns. In the event that the Company is unable, after reasonable efforts and, in any event, after ten (10) business days, to secure Executive’s signature on a written assignment to the Company, of any application for letters patent, trademark registration or to any common law or statutory copyright or other property right therein, whether because of Executive’s physical or mental incapacity, or for any other reason whatsoever, Executive irrevocably designates and appoints the Secretary of the Company as Executive’s attorneyinfact to act on Executive’s behalf to execute and file any such applications and to do all lawfully permitted acts to further the prosecution or issuance of such assignments, letters patent, copyright or trademark.

(c) Non-Disparagement. During the Term and at any time thereafter, Executive agrees not to disparage or encourage or induce others to disparage the Company, any Affiliate, any of their respective employees that were employed during Executive’s employment with the Company or its Affiliates or any of their respective past and present, officers, directors, products or services (the “Company Parties”). For purposes of this Section 17(c), the term “disparage” includes, without limitation, comments or statements to the press, to the Company’s or any Affiliate’s employees or to any individual or entity with whom the Company or any

Affiliate has a business relationship (including, without limitation, any vendor, supplier, customer or distributor), or any public statement, that in each case is intended to, or can be reasonably expected to, materially damage any of the Company Parties. Upon termination of Executive’s employment, the Company shall instruct its chief executive officer, chief financial officer and chief operating officer not to disparage or encourage or induce others to disparage Executive while such senior executives are employed by the Company. Notwithstanding the foregoing, nothing in this Section 17(c) shall prevent Executive or the chief executive officer, chief financial officer and chief operating officer of the Company from making any truthful statement to the extent, but only to the extent (A) necessary with respect to any litigation, arbitration or mediation involving this Agreement, including, but not limited to, the enforcement of this Agreement, in the forum in which such litigation, arbitration or mediation properly takes place or (B) required by law, legal process or by any court, arbitrator, mediator or administrative or legislative body (including any committee thereof) with apparent jurisdiction over Executive. Nothing in this Section 17(c) shall interfere with Executive’s ability to make the Permitted Disclosures as defined in Section 17(a) above

18. Cooperation. From and after an Executive’s termination of employment, Executive shall provide Executive’s reasonable cooperation in connection with any action or proceeding (or any appeal from any action or proceeding) which relates to events occurring during Executive’s employment hereunder, provided, that the Company shall reimburse Executive for Executive’s reasonable out-of-pocket costs and expenses (including legal counsel selected by Executive and reasonably acceptable to the Company) and such cooperation shall not unreasonably burden Executive or unreasonably interfere with any subsequent employment that Executive may undertake.

19. Injunctive Relief and Specific Performance. Executive understands and agrees that Executive’s covenants under Sections 15, 17 and 18 are special and unique and that the Company and its Affiliates may suffer irreparable harm if Executive breaches any of Sections 15, 17, or 18 because monetary damages would be inadequate to compensate the Company and its Affiliates for the breach of any of these sections. Accordingly, Executive acknowledges and agrees that the Company shall, in addition to any other remedies available to the Company at law or in equity, be entitled to obtain specific performance and injunctive or other equitable relief by a federal or state court in Illinois to enforce the provisions of Sections 15, 17, and/or 18 without the necessity of posting a bond or proving actual damages, without liability should such relief be denied, modified or vacated. The party who prevails in any such action or proceeding shall be entitled to obtain attorney’s fees. Further, if the Executive prevails in any such action or proceeding previously described, the Executive shall be entitled to obtain attorney’s fees in respect of such action or proceeding. Additionally, in the event of a breach or threatened breach by Executive of Section 17, in addition to all other available legal and equitable rights and remedies, the Company shall have the right to cease making payments, if any, being made pursuant to Section 13(a)(ii) hereunder. Executive also recognizes that the territorial, time and scope limitations set forth in Section 17 are reasonable and are properly required for the protection of the Company and its Affiliates and in the event that any such territorial, time or scope limitation is deemed to be unreasonable by a court of competent jurisdiction, the Company and Executive agree, and Executive submits, to the reduction of any or all of said territorial, time or scope limitations to such an area, period or scope as said court shall deem reasonable under the circumstances.

20. Recoupment; Offset. Notwithstanding anything to the contrary, any compensation payable under this Agreement shall be subject to any recoupment, repayment, “clawback” or similar policy adopted by the Company or required under applicable law or stock exchange rules. Subject to applicable law, the Company may offset any amount payable under this Agreement, other than “nonqualified deferred compensation” as defined under Section 409A (defined below), against any obligations owed by the Executive to the Company.

21. Attorney Fees. The Company shall promptly reimburse Executive for reasonable legal fees incurred in connection with the review of this Agreement and the option award agreements, up to $10,000.

22. Miscellaneous.

(a) All notices hereunder, to be effective, shall be in writing and shall be deemed effective when delivered by hand or mailed by (i) certified mail, postage and fees prepaid, or (ii) nationally recognized overnight express mail service, as follows:

If to the Company:

PHD Group Holdings LLC

2001 Spring Road, Suite 500

Oak Brook, IL 60523

Attn: General Counsel

With a copy which shall not constitute notice to:

Berkshire Partners LLC

200 Clarendon Street

35th Floor

Boston, MA 02116

Attn: Joshua A. Lutzker and Sharlyn C. Heslam

Weil, Gotshal & Manges LLP

767 Fifth Avenue

22nd Floor

New York, NY 10153

Attn: Shayla Harlev and Michael Nissan

If to Executive:

At his home address as then shown in the Company’s personnel records, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

(b) This Agreement is personal to the Executive and shall not be assigned by the Executive. Any purported assignment by the Executive shall be null and void from the initial date of the purported assignment. The Company may assign this Agreement to any successor or assign (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company. This Agreement shall inure to the benefit of the Company and its successors and assigns.

(c) This Agreement contains the entire agreement between the parties with respect to the subject matter hereof superseding all other agreements, term sheets, offer letters, and drafts thereof, oral or written, between the parties hereto with respect to the subject matter hereof. No promises, statements, understandings, representations or warranties of any kind, whether oral or in writing, express or implied, have been made to Executive by any person or entity to induce him to enter into this Agreement other than the express terms set forth herein, and Executive is not relying upon any promises, statements, understandings, representations, or warranties other than those expressly set forth in this Agreement.

(d) No change or modification of this Agreement shall be valid unless the same shall be in writing and signed by all of the parties hereto. No waiver of any provisions of this Agreement shall be valid unless in writing and signed by the party charged with waiver. No waiver of any of the provisions of this Agreement shall be deemed, or shall constitute, a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver, unless so provided in the waiver.

(e) If any provisions of this Agreement (or portions thereof) shall, for any reason, be held invalid or unenforceable, such provisions (or portions thereof) shall be ineffective only to the extent of such invalidity or unenforceability, and the remaining provisions of this Agreement (or portions thereof) shall nevertheless be valid, enforceable and of full force and effect. If any court of competent jurisdiction finds that any restriction contained in this Agreement is invalid or unenforceable, then the parties hereto agree that such invalid or unenforceable restriction shall be deemed modified so that it shall be valid and enforceable to the greatest extent permissible under law, and if such restriction cannot be modified so as to make it enforceable or valid, such finding shall not affect the enforceability or validity of any of the other restrictions contained herein.

(f) This Agreement may be executed in two or more identical counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party. In the event that any signature is delivered by facsimile transmission or by an e-mail which contains a portable document format (.pdf) file of an executed signature page, such signature page shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such signature page were an original thereof.

(g) The section or paragraph headings or titles herein are for convenience of reference only and shall not be deemed a part of this Agreement. The parties have jointly participated in the drafting of this Agreement, and the rule of construction that a contract shall be construed against the drafter shall not be applied. The terms “including,” “includes,” “include” and words of like import shall be construed broadly as if followed by the words “without limitation.” The terms “herein,” “hereunder,” “hereof” and words of like import refer to this entire Agreement instead of just the provision in which they are found.

(h) Notwithstanding anything to the contrary in this Agreement:

(i) The parties agree that this Agreement shall be interpreted to comply with or be exempt from Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations and authoritative guidance promulgated thereunder to the extent applicable (collectively “Section 409A”), and all provisions of this Agreement shall be construed in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A. In no event whatsoever will the Company, any of its Affiliates, or any of their respective directors, officers, agents, attorneys, employees, executives, shareholders, investors, members, managers, trustees, fiduciaries, representatives, principals, accountants, insurers, successors or assigns be liable for any additional tax, interest or penalties that may be imposed on Executive under Section 409A or any damages for failing to comply with Section 409A.

(ii) A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits considered “nonqualified deferred compensation” under Section 409A upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Section 409A, and for purposes of any such provision of this Agreement, references to a “resignation,” “termination,” “terminate,” “termination of employment” or like terms shall mean separation from service. If any payment, compensation or other benefit provided to Executive in connection with the termination of his employment is determined, in whole or in part, to constitute “nonqualified deferred compensation” within the meaning of Section 409A and Executive is a specified employee as defined in Section 409A(2)(B)(i) of the Code, no part of such payments shall be paid before the day that is six (6) months plus one (1) day after the date of termination or, if earlier, ten business days following the Executive’s death (the “New Payment Date”). The aggregate of any payments that otherwise would have been paid to the Executive during the period between the date of termination and the New Payment Date shall be paid to Executive in a lump sum on such New Payment Date. Thereafter, any payments that remain outstanding as of the day immediately following the New Payment Date shall be paid without delay over the time period originally scheduled, in accordance with the terms of this Agreement.

(iii) All reimbursements for costs and expenses under this Agreement shall be paid in no event later than the end of the calendar year following the calendar year in which Executive incurs such expense. With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Section 409A, (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (ii) the amount of expenses eligible for reimbursements or in-kind, benefits provided during any taxable year shall not affect the expenses eligible for reimbursement or in-kind benefits to be provided in any other taxable year.

(iv) If under this Agreement, an amount is paid in two or more installments, for purposes of Section 409A, each installment shall be treated as a separate payment. Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “payment shall be made within thirty (30) days following the date of termination”), the actual date of payment within the specified period shall be within the sole discretion of the Company.

(i) This Agreement, for all purposes, shall be construed in accordance with the laws of the State of Illinois without regard to conflicts of law principles. Any action or proceeding by either of the parties to enforce this Agreement shall be brought only in a state or federal court located in the State of Illinois. The parties hereby irrevocably submit to the jurisdiction of such courts and waive the defense of inconvenient forum to the maintenance of any such action or proceeding in such venue.

(j) Other than the Company’s right to seek injunctive relief or specific performance as provided in this Agreement, any dispute, controversy, or claim between Executive, on the one hand, and the Company, on the other hand, arising out of, under, pursuant to, or in any way relating to this Agreement shall be submitted to and resolved by confidential and binding arbitration (“Arbitration”), administered by the American Arbitration Association (“AAA”) and conducted pursuant to the rules then in effect of the AAA governing commercial disputes. The Arbitration hearing shall take place in Illinois. Such Arbitration shall be before three neutral arbitrators (the “Panel”) licensed to practice law and familiar with commercial disputes. Any award rendered in any Arbitration shall be final and conclusive upon the parties to the Arbitration and not subject to judicial review, and the judgment thereon may be entered in the highest court of the forum (state or federal) having jurisdiction over the issues addressed in the Arbitration, but entry of such judgment will not be required to make such award effective. The Panel may enter a default decision against any party who fails to participate in the Arbitration. The administration fees and expenses of the Arbitration shall be borne equally by the parties to the Arbitration; provided that each party shall pay for and bear the cost of his/her/its own experts, evidence, and attorney’s fees, except that, in the discretion of the Panel, any award may include the costs of a party’s counsel and/or its share of the expense of Arbitration if the Panel expressly determines that an award of such costs is appropriate to the party whose position substantially prevails in such Arbitration. Notwithstanding any other provision of this Agreement, no party shall be entitled to an award of special, punitive, or consequential damages. To submit a matter to Arbitration, the party seeking redress shall notify in writing, in accordance with Section 22(a) of this Agreement, the party against whom such redress is sought, describe the nature of such claim, the provision of this Agreement that has been allegedly violated and the material facts surrounding such claim. The Panel shall render a single written, reasoned decision. The decision of the Panel shall be binding upon the parties to the Arbitration, and after the completion of such Arbitration, the parties to the Arbitration may only institute litigation regarding the Agreement for the sole purpose of enforcing the determination of the Arbitration hearing or, with respect to the Company, to seek injunctive or equitable relief pursuant to Section 19f of this Agreement. The Panel shall have exclusive authority to resolve any dispute relating to the interpretation, applicability, enforceability or formation of this agreement to arbitrate, including any claim that all or part of this Agreement is void or voidable and any claim that an issue is not subject to arbitration. All proceedings conducted pursuant to this agreement to arbitrate, including any order, decision or award of the arbitrator, shall be kept confidential by all parties except to the extent such disclosure is required by law, or in a proceeding to enforce any rights under this Agreement.

EXECUTIVE ACKNOWLEDGES THAT, BY SIGNING THIS AGREEMENT, HE IS WAIVING ANY RIGHT THAT HE MAY HAVE TO A JURY TRIAL OR A COURT TRIAL RELATED TO THIS AGREEMENT.

(k) Executive hereby represents and warrants to the Company that (i) the execution, delivery and performance of this Agreement by Executive do not and shall not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which Executive is a party or by which he/she is bound, (ii) Executive is not a party to or bound by any employment agreement, non-compete agreement or confidentiality agreement with any other person or entity and (iii) upon the execution and delivery of this Agreement by the Company, this Agreement shall be the valid and binding obligation of Executive on and after the date hereof, enforceable in accordance with its terms. Executive hereby acknowledges and represents that he has had the opportunity to consult with independent legal counsel or other advisor of his choice and has done so regarding his rights and obligations under this Agreement, that he is entering into this Agreement knowingly, voluntarily, and of his own free will, that he is relying on his own judgment in doing so, and that he fully understands the terms and conditions contained herein.

(l) The Company shall have the right to withhold from any amount payable hereunder any Federal, state and local taxes in order for the Company to satisfy any withholding tax obligation it may have under any applicable law or regulation.

(m) The covenants and obligations of the Company under Sections 10, 13, 18, 19 and 21 hereof, and the covenants and obligations of Executive under Sections 13, 15, 16, 17, 18, 19 and 21 hereof, shall continue and survive any expiration of the Term, termination of Executive’s employment or any termination of this Agreement.

[signature page follows]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

PHD GROUP HOLDINGS LLC

By:	/s/ Joshua A Urcker
Name:	Joshua A Urcker
Title:

/s/ Michael Osanloo
Michael Osanloo

Exhibit A

Forms of Award Agreements